RELEASE 8:00 AM – December 9, 2014

CONTACTS:

Hudson City Bancorp, Inc.
Susan Munhall
(201) 967-8290

M&T Bank Corporation

Investor Contact:             Donald J. MacLeod
(716) 842-5138

Media Contact:                   C. Michael Zabel
(716) 481-1458

HUDSON CITY BANCORP, INC. AND M&T BANK CORPORATION ANNOUNCE FURTHER EXTENSION OF TIME TO COMPLETE PROPOSED MERGER TO APRIL 30, 2015

Paramus, New Jersey and Buffalo, New York, December 9, 2014 - Hudson City Bancorp, Inc. (NASDAQ: HCBK) ("Hudson City") and M&T Bank Corporation (NYSE: MTB) ("M&T") announced today that they have agreed to extend the date after which either party may elect to terminate the Agreement and Plan of Merger dated August 27, 2012, if the merger has not yet been completed from December 31, 2014 to April 30, 2015 pursuant to Amendment No. 3 to the Agreement and Plan of Merger, which has been approved by both the Hudson City and M&T Boards of Directors. The consideration and exchange ratio as provided in the Agreement and Plan of Merger will remain the same.

In early 2013, M&T learned that the Federal Reserve identified certain regulatory concerns with M&T's procedures, systems and processes relating to M&T's Bank Secrecy Act and anti-money-laundering compliance program ("BSA/AML"), and M&T commenced a major initiative, which is ongoing, intended to fully address the Federal Reserve's concerns.  The extension will provide additional time to obtain a regulatory determination on the applications necessary to complete the proposed merger.  However, no assurance can be given as to whether or when the necessary regulatory approvals for the merger will be received.

Mr. Denis J. Salamone, Chairman and Chief Executive Officer of Hudson City, stated "While we are disappointed that the transaction is delayed further, we understand that M&T has continued to make significant progress towards addressing the Federal Reserve's concerns. As a result, we believe that it is reasonable to agree to an extension to allow M&T to further progress the remediation initiative. Our Board of Directors re-engaged with its financial advisor and legal team to assess the merger with M&T and the options available to the Company. We believe that the value of the transaction has improved over time and remains financially attractive to the company's shareholders. The Company's Board of Directors, in consultation with its advisors, continues to believe that the M&T transaction is in the best interest of the company and our shareholders."

"We continue to believe strongly that M&T's merger with Hudson City will be beneficial to both institutions, their shareholders and the customers and communities we serve, and we remain fully committed to the fruition of our agreement," said M&T Chairman and CEO Robert G. Wilmers.

About Hudson City Bancorp, Inc.
Hudson City Bancorp is a Delaware corporation organized in 1999 and serves as the holding company of its only subsidiary, Hudson City Savings Bank. Hudson City Savings Bank conducts its operations out of its corporate offices in Paramus in Bergen County, New Jersey and through 135 banking offices in the New York metropolitan area.

About M&T Bank Corporation
M&T is a financial holding company headquartered in Buffalo, New York. M&T's principal banking subsidiary, M&T Bank, operates banking offices in New York, Pennsylvania, Maryland, Virginia, West Virginia, Delaware and the District of Columbia. Trust-related services are provided by M&T's Wilmington Trust-affiliated companies and by M&T Bank.

Forward-Looking Statements
This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on certain assumptions and describe future plans, strategies and expectations of Hudson City and M&T.  Such forward-looking statements may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City and M&T, and their respective strategies, plans, objectives, expectations, and intentions, including the merger, and other statements contained in this release that are not historical facts.  Hudson City's and M&T's ability to predict results or the actual effect of future plans or strategies, including the merger and Hudson City's implementation of its Strategic Plan, is inherently uncertain and actual results and performance could differ materially from those contemplated or implied by these forward-looking statements. They can be affected by inaccurate assumptions Hudson City and M&T might make or by known or unknown risks and uncertainties.  Factors that could cause assumptions to be incorrect include, but are not limited to, changes in interest rates, general economic conditions, legislative, regulatory and public policy changes, further delays in closing the merger and the ability of Hudson City or M&T to obtain regulatory approvals and meet other closing conditions to the merger. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. For a summary of important factors that could affect Hudson City's forward-looking statements, please refer to Hudson City Bancorp, Inc.'s filings with the Securities and Exchange Commission ("SEC") available at www.sec.gov. For a summary of important factors that could affect M&T's forward-looking statements, please refer to M&T's filings with the SEC available at www.sec.gov. Neither Hudson City nor M&T intends to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

Important Additional Information.

In connection with the merger, M&T filed with the SEC on February 22, 2013 a Registration Statement on Form S-4 that included a Joint Proxy Statement of M&T and Hudson City and a Prospectus of M&T. The S-4 has been declared effective.

Each of M&T and Hudson City may file other relevant documents concerning the proposed transaction.  SHAREHOLDERS OF M&T AND HUDSON CITY ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the Joint Proxy Statement/Prospectus, as well as other filings containing information about M&T and Hudson City, may be obtained at the SEC's Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from M&T at www.mtb.com under the tab "About Us" and then under the heading "Investor Relations" or from Hudson City by accessing Hudson City's website at www.hcsbonline.com under the heading "Investor Relations." Copies of the Joint Proxy Statement/Prospectus can also be obtained, free of charge, by directing a request to Investor Relations, One M&T Plaza, Buffalo, New York 14203, (716) 842-5445.